Exhibit 11

                          Collins & Aikman Corporation
                        Computation of Earnings Per Share
                       In thousands, except per share data
                                   (Unaudited)


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                                                                                                  Quarter Ended
                                                                                          -------------------------------
                                                                                          Marcy 28,           March 27,
                                                                                            1998                 1997
                                                                                          ---------           ----------



Average shares outstanding during the period......................................              65,701             67,125
                                                                                       ---------------    ---------------
Incremental shares under stock options computed under the
   treasury stock method using the average market price of
   issuer's stock during the period...............................................                 870              1,036
                                                                                      ----------------    ---------------

     Total shares for diluted EPS.................................................              66,571             68,161
                                                                                      ================   ================

Income applicable to common shareholders:
     Continuing operations........................................................    $          8,678   $         11,265
     Discontinued operations......................................................               -                    921
     Gain on sale of discontinued operations                                                     -                 85,292
                                                                                      ----------------   ----------------
     Net income...................................................................    $          8,678   $         97,478
                                                                                      ================   ================

Income per basic common share:
     Continuing operations........................................................    $        0.13      $        0.17
     Discontinued operations......................................................                -               0.01
     Gain on sale of discontinued operations                                                      -               1.27
                                                                                      -------------      -------------
     Net income ..................................................................    $        0.13      $        1.45
                                                                                      =============      =============

Income per diluted common share:
     Continuing operations........................................................    $        0.13      $        0.17
     Discontinued operations......................................................                -               0.01
     Gain on sale of discontinued operations......................................                -               1.25
                                                                                       ------------      -------------
     Net income (loss)............................................................    $        0.13      $        1.43
                                                                                      =============      =============


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